Exhibit 23.4

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-4 of ACE*COMM Corporation of our report dated January 27, 2003 except for Note 1 and Note 15, which are as of March 27, 2003, relating to the consolidated financial statements, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP
Stamford, Connecticut
October 6, 2003